Filed pursuant to 424(b)(3)
Registration No. 333-153356

SUPPLEMENT NO. 12
DATED FEBRUARY 7, 2011
TO THE PROSPECTUS DATED OCTOBER 7, 2010
OF INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

This Supplement No. 12 supplements, and should be read in conjunction with, the prospectus of Inland Diversified Real Estate Trust, Inc., dated October 7, 2010, as previously supplemented by Supplement No. 10 dated January 13, 2011 and Supplement No. 11 January 26, 2011.  Unless otherwise defined in this Supplement No. 12, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information is inserted at the end of the section of the prospectus captioned “Plan of Distribution,” which begins on page 170.

Status of the Offering

During the month of January 2011, we issued approximately 2,254,000 shares of our common stock resulting in aggregate gross offering proceeds of approximately $22.4 million, excluding shares sold pursuant to our distribution reinvestment plan or purchased pursuant to our share repurchase program.

The following table provides information regarding the total shares sold in our offering as of January 31, 2011.

	Shares	Gross Proceeds ($) (1)	Commissions and Fees ($) (2)	Net Proceeds ($) (3)

From our sponsor:	20,000	200,000	–	200,000

Shares sold in the offering:	27,904,319	277,445,699	26,236,078	251,209,621

Shares sold pursuant to our distribution reinvestment plan:	566,009	5,377,086	–	5,377,086

Shares purchased pursuant to our share repurchase program:	(36,387)	(349,526)	–	(349,526)
Total:	28,453,941	$282,673,259	$26,236,078	$256,437,181

(1)

Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)

Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)

The amount indicated under net proceeds is prior to issuer costs.